UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Columbia Banking System, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 27, 2024
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2024
This supplement to the Proxy Statement, dated April 8, 2024 (this “Supplement”), supplements the definitive proxy statement filed by Columbia Banking System, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2024 (the “2024 Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2024 Annual Meeting of Shareholders, scheduled to be held virtually on Wednesday, May 8, 2024 at 10:00 a.m. Pacific Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about April 8, 2024.
This Supplement updates the disclosure in the 2024 Proxy Statement in the section on page 91 titled “Vote Required and Board Recommendation” regarding the voting requirements for Proposal 4—Amendment to Amended and Restated Employee Stock Purchase Plan. That section is hereby revised as follows:
The first sentence in the section is hereby revised in its entirety to read as follows (with new text underlined and bolded and deleted text struckthrough):
The affirmative vote FOR by a majority of those shares present at the virtual Annual Meeting or by proxy and ~~entitled to vote are~~ voting on this proposal is required to amend the ESPP.
This Supplement updates the disclosure in the 2024 Proxy Statement in the section on page 94 titled “Vote Required and Board Recommendation” regarding the voting requirements for Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm. That section is hereby revised as follows:
The first sentence in the section is hereby revised in its entirety to read as follows (with new text underlined and bolded and deleted text struckthrough):
The affirmative vote FOR by a majority of those shares present at the virtual meeting or by proxy and ~~entitled to vote are~~ voting on this proposal is required to ratify the appointment of Deloitte as our independent public accounting firm.
Except as described in this Supplement, none of the items or information presented in the 2024 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2024 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2024 Proxy Statement.
If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2024 Proxy Statement.